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                                                                 EXHIBIT 10.2.7

                              LODESTAR ENERGY, INC.
                              333 West Vine Street
                                   Suite 1700
                               Lexington, KY 40507



                             As of January 15, 1999

         AMENDMENT TO NET WORTH APPRECIATION PARTICIPATION AGREEMENT

         This will confirm the understanding of this Corporation (the "Company") with you with respect to our agreed amendments to your Net Worth Appreciation Participation Agreement dated May 14, 1998 (the "Agreement").

         As you know, our parent company, The Renco Group, Inc. ("Renco"), has elected to become, for Federal Internal Revenue Code purposes, a subchapter S corporation (instead of a subchapter C corporation), effective with its fiscal year beginning November 1, 1998, and has designated Lodestar Holdings, Inc. ("Holdings"), this Company and their subsidiaries as qualified subchapter S subsidiaries (the "S election"). This designation is also applicable for those states which recognize such election. This letter is intended to set forth our understanding as to the changes in the Agreement intended to accommodate such election.

         It is the intent of the parties to the Agreement that the S election not alter the benefits payable under the Agreement; therefore we agree as follows:

         A. For purposes of calculating the benefits payable under the Agreement, Holdings will continue to calculate Federal corporate income taxes and the corporate income taxes for those jurisdictions in which Holdings and its subsidiaries do business, for fiscal periods beginning on or after November 1, 1998, as if Holdings and its subsidiaries had continued to have C corporation status, under the Federal Internal Revenue Code and under state and local tax laws, in accordance with the provisions of generally accepted accounting principles and the Internal Revenue Code and regulations thereunder and under state and local tax laws thereunder applicable to C corporations as from time to time in effect ("C Status"). Such tax calculations will include calculations of current and deferred tax expense or benefit and current and non-current tax assets and liabilities ("C Taxes") and the differences ("Tax Differences") between the C Taxes and the taxes as recorded by Holdings and its subsidiaries while being designated a qualified subchapter S subsidiary ("S Taxes").

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                                                                 EXHIBIT 10.2.7


         Cumulative Income Statement Tax Difference shall be the cumulative difference in income tax expense or benefit between the calculation of the C Taxes and S Taxes, in each case calculated for the tax periods beginning on or after November 1, 1998 and through the end of the calculation period. Cumulative Cash Flow Tax Difference shall be the cumulative difference in income tax payments, net of refunds, between the calculation of the C Taxes and S Taxes in each case made after November 1, 1998 or, which would be in the case of C Taxes, or are in the case of S Taxes, immediately due and payable contemporaneously with the payment of any Distributions, as defined below. Payment by Holdings and its subsidiaries of a management fee to The Renco Group, Inc. in excess of $1,200,000 per fiscal year or cash dividends paid by Holdings shall be called a "Distribution."

         In connection with the annual audit of the financial statements of the Company, the Company's Board of Directors will require that the independent public accountants issue a special report indicating their agreement with the Tax Differences.

         B. Any payment due to you under Paragraph 2 of the Agreement (the "Termination Benefit") shall be (A) the total percentage credit to you under Paragraph 1 ("Vested Credit") of the cumulative net income, as defined, less
(B) the Vested Credit of the Cumulative Income Statement Tax Difference (the calculation period shall end at the end of Holdings fiscal quarter (at Holdings option) (X) immediately preceding your date of termination or (Y) during which your termination occurs) and excluding such Cumulative Income Statement Tax Difference to the extent equal to Cumulative Cash Flow Tax Difference utilized in calculating and Additional Compensation Benefit under Paragraph 3.

         C. Any payment due to you under Paragraph 3 of the Agreement in regard to Distributions paid by Holdings (the "Additional Compensation Benefit"), shall be (A) the excess of Maximum Credit of the cumulative Distributions paid by Holdings subsequent to November 1, 1998 over the Maximum Credit of any positive Cumulative Cash Flow Tax Difference less (B) the amount of Additional Compensation Benefit previously paid to you under Paragraph 3 subsequent to November 1, 19989.

         D. Any payment due to you under Paragraph 6 of the Agreement (the "Sale Proceeds Benefit"), shall be (A) the Maximum Credit of any net proceeds, as defined, plus (B) the Maximum Credit of the cumulative Distributions paid by Holdings subsequent to November 1, 1998, less (C) the Maximum Credit of the Cumulative Income Statement Tax Difference through the date of sale, and less (D) the amount of any Additional Compensation Benefits previously paid to you under Paragraph 3 subsequent to November 1, 1998.

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                                                                 EXHIBIT 10.2.7


         E. As amended hereby, the Agreement shall continue in full force and effect.

         Please confirm that the foregoing correctly sets forth our understanding by signing and returning the enclosed duplicate of this letter.

Very truly yours,
LODESTAR ENERGY, INC.



\s\ IRA LEON RENNERT
--------------------
Ira Leon Rennert
Chairman of the Board



Accepted and Agreed to:



\s\ JOHN W. HUGHES
------------------
John W. Hughes
President and Chief Executive Officer



\s\ R. EBERLEY DAVIS
--------------------
R. Eberley Davis
Vice President, General Counsel



\s\ MICHAEL E. DONOHUE
----------------------
Michael E. Donohue
Vice President, Finance and Chief Financial Officer



\s\ T. LEMICHAEL FRANCISCO
--------------------------
T. LeMichael Francisco
Vice President, Marketing & Business Development



\s\ WILLIAM M. POTTER
---------------------
William M. Potter
Vice President, Operations





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